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                                                                  EXHIBIT 99.1


                                 PRESS RELEASE

From:

Catherine B. James
Andrew M. Bursky
GEV Corporation
165 Mason Street
Greenwich, CT  06803

203-629-3088                                             FOR IMMEDIATE RELEASE

                 GEV CORPORATION ANNOUNCE SALE OF SENIOR NOTES

Greenwich, CT (April 13, 1995) -- GEV Corporation ("GEV" or the "Company") announced that its wholly-owned subsidiary, Pioneer Americas Acquisition Corp. ("PAAC"), had executed a Purchase Agreement providing for the sale by PAAC to institutional buyers of $135 million principal amount of Senior Notes due 2005 (the "Notes"). The Notes will bear interest at the rate of 13-3/8% per annum, and proceeds of the Notes will be used to fund a portion of the purchase price of the Company's previously announced acquisition of Pioneer Americas, Inc. ("Pioneer"). The Company expects that the Notes will be issued and that the acquisition will be consummated on or about April 20, 1995. The Notes will be exchangeable for 13-3/8% First Mortgage Notes due 2005 of PAAC that will be the subject of a registration statement to be filed with the Securities and Exchange Commission after the closing of the acquisition.

In connection with the acquisition, the Company will issue 15,909,091 additional shares of its Class A Common Stock to a partnership of which an entity controlled by William R. Berkley, the Company's Chairman, is the general partner and to certain officers and key employees of Pioneer and its subsidiaries, in each case for cash purchase price of $1.32 a share (or $5.28 per share adjusted to reflect a one-for-four reverse stock split that the Company proposes to effect after consummation of the acquisition).

GEV, formerly Finevest Foods, Inc., does not presently conduct any operations. GEV will change its name to "Pioneer Companies, Inc." upon closing of the acquisition. Pioneer, based in Houston, Texas, manufactures chlorine, caustic soda and related products used in a variety of applications, including water treatment, plastics, detergents and agricultural chemicals.























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GEV's Class A Common Stock is traded in the over-the-counter market.

The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.